FOR IMMEDIATE RELEASE

Contact:                 Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 2nd Quarter Results

Mission, Kansas, August 1, 2005.... Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs, today announced results for the quarter ended June 30, 2005. Revenue increased 3.3% to $21.3 million, new enrollments increased 14.7% and net income was $876,000 or $.14 per diluted share for the quarter compared to $.19 in the 2nd quarter of 2004.

“Our enrollment trend improved in the second quarter as enrollments increased 14.7%. We need to remain focused on improving conversion rates and advertising effectiveness for the remainder of the year. We previously announced that we added a new independent member to our Board of Directors. Harry Wilkins brings an enormous amount of proprietary school experience to our Board,” said Jack L. Brozman, Chairman and Chief Executive Officer.

We were notified in the second quarter that we could admit students for a June 2005 nursing start at our campus that had its vocational nursing program placed on provisional approval last year. We believe this is the beginning of the process that will eventually bring the program back to reasonable enrollment levels. However, we must receive state nursing board approval for each additional start and there is no assurance that we will be allowed additional starts. We did not add any new programs in the quarter but we still anticipate a total of ten new programs to begin in 2005.

Balance Sheet and Other Items
•  Cash and short-term investments were $19.8 million at June 30, 2005.
•  Capital expenditures were $479,000 for the quarter and $862,000 for the six months ended June 30, 2005.

Operating Results
Concorde's results for the quarter ended June 30, 2005 included the following:

● Revenue grew 3.3% to $21.3 million compared to $20.6 million in 2004.
● Diluted earnings per share was $.14 compared to $.19.
● Student enrollments increased 14.7% to 2,470 for the quarter compared to 2,154 in 2004.
● Student population increased 0.7% to 5,794 in 2005 compared with 5,751 in 2004.
● Average student population decreased to 5,831 compared to 5,995 in 2004.
● Net income decreased $321,000 to $876,000 for the quarter compared to $1,197,000 in 2004.

Concorde's results for the six months ended June 30, 2005 included the following:

● Revenue increased 1.5% to $41.6 million compared to $41.0 million in 2004.
● Diluted earnings per share was $.21 compared to $.39.
● Student enrollments increased 3.0% to 4,972 compared to 4,829 in 2004.
● Student population increased .7% to 5,794 in 2005 compared with 5,751 in 2004.
● Average student population decreased to 5,771 compared to 6,136 in 2004.
● Net income decreased $1,219,000 to $1,282,000 compared to $2,501,000 in 2004.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.
Quarter Ended June 30, 2005 and 2004
	2005	2004

Revenue	$21,305,000	$20,627,000
Instruction costs and services	6,760,000	6,451,000
Selling and promotional	3,403,000	2,803,000
General and administrative	8,898,000	8,499,000
Provision for uncollectible accounts	980,000	955,000

Total operating expense	20,041,000	18,708,000

Operating income	1,264,000	1,919,000
Interest and other non-operating income	150,000	44,000
Provision for income taxes	538,000	766,000

Net income	$876,000	$1,197,000

Basic income per share	$0.15	$0.20
Basic weighted average shares	5,991,000	5,990,000
Diluted income per share	$0.14	$0.19
Diluted weighted average shares	6,230,000	6,330,000

Six Months Ended June 30, 2005 and 2004
	2005	2004

Revenue	$41,606,000	$41,002,000
Instruction costs and services	13,291,000	12,907,000
Selling and promotional	6,901,000	5,456,000
General and administrative	18,067,000	16,894,000
Provision for uncollectible accounts	1,544,000	1,734,000

Total operating expense	39,803,000	36,991,000

Operating income	1,803,000	4,011,000
Interest and other non-operating income	276,000	90,000
Provision for income taxes	797,000	1,600,000

Net income	$1,282,000	$2,501,000

Basic income per share	$0.21	$0.42
Basic weighted average shares	5,984,000	5,987,000
Diluted income per share	$0.21	$0.39
Diluted weighted average shares	6,252,000	6,349,000

Condensed Balance Sheet Information
	June 30, 2005	June 30, 2004	December 31, 2004

Cash and short term investments	$19,843,000	$18,936,000	$19,246,000
Accounts receivable, net	28,731,000	23,080,000	22,220,000
Other current assets	3,796,000	3,999,000	4,992,000

Total current assets	52,370,000	46,015,000	46,458,000
Fixed assets, net	9,649,000	6,777,000	9,896,000
Other long term assets	4,106,000	2,337,000	2,555,000
Total assets	66,125,000	55,129,000	58,909,000

Deferred revenue	30,660,000	25,410,000	24,582,000
Other current liabilities	7,254,000	6,017,000	7,248,000

Total current liabilities	37,914,000	31,427,000	31,830,000
Other long term liabilities	2,521,000	428,000	2,915,000
Stockholders' Equity	25,690,000	23,274,000	24,164,000
Total liabilities and Stockholders' Equity	$66,125,000	$55,129,000	$58,909,000